HENNESSY FUNDS TRUST N-14/A

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Quaker Investment Trust of our report dated October 28, 2022, relating to the financial statements and financial highlights, which appears in Stance Equity ESG Large Cap Core ETF’s, a series of The RBB Fund, Inc. and predecessor fund to Hennessey Stance ESG ETF, Annual Report on Form N-CSR for the year ended August 31, 2022. We also consent to the references to us under the heading "Exhibit C" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 22, 2023